EXHIBIT 23

                        CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-04524, 33-74026 and 33-89146) and in the Prospectus constituting part of the Registration Statement on Form S-3 (File No. 333-21557) of Data Broadcasting Corporation of our report dated August 18, 1999, except as to the subsequent event described in Note 17 which is as of August 31, 1999, relating to the financial statements which appear in this Form 10-K. We also consent to the incorporation by reference of our report on the financial statement schedule, which also appears in this form 10-K.


/s/  PricewaterhouseCoopers LLP


Salt Lake City, Utah
September 27, 1999